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                                        Exhibit 11.1

                        WIRELESS TELECOM GROUP, INC.
                     COMPUTATION OF PER SHARE EARNINGS
                                (Unaudited)

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                         For the Three Months      For the Nine Months
                         Ended September 30, 1998  Ended September 30, 1998


                        Income   Shares  Per Share   Income  Shares  Per Share
Net income (loss)    ($135,189)                   $691,675

Basic EPS
Income (loss)
 available to common
 shareholders        (135,189)  17,557,298 ($.01) 691,675 17,533,180   $.04

Effect of Dilutive Securities
Stock options              -            -              -     41,344

Diluted EPS
Income (loss) available
 to common shareholders
 plus assumed
 Conversions       ($135,189)  17,557,298  ($.01) $691,675 17,574,524 $.04


                         For the Three Months      For the Nine Months
                         Ended September 30, 1997  Ended September 30, 1997

                         Income  Shares Per Share  Income Shares Per Share
Net income            $1,800,747                 $6,182,991

Basic EPS
Income available
 to common
 shareholders         1,800,747 17,445,935 $.10   6,182,991 17,430,489 $.35


Effect of Dilutive Securities
Stock options                -    383,597                -    391,917

Diluted EPS
Income available to
 common shareholders
 plus assumed
 Conversions         1,800,747  17,829,532  $.10 $6,182,991 17,822,406 $.35

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